Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 28, 2021, by and between HireRight Holdings Corporation, a Delaware corporation (the “Company”), and Brian W. Copple (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue be employed by the Company, on the terms and conditions set forth herein, effective as of the Effective Date (as defined in Section 2).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.          Employment.  On the terms and conditions set forth in this Agreement, the Company shall employ the Executive, and the Executive shall be employed by the Company, for the term set forth in Section 2 and in the position and with the duties set forth in Section 3.

2.          Term.  The term (the “Term”) of the Executive’s employment by the Company pursuant to this Agreement will (a) commence on the effective date (the “Effective Date”) of the Company’s registration statement on Form S-1 initially filed with the Securities and Exchange Commission on October 5, 2021 relating to the initial public offering of the Company’s equity securities (the “IPO”); and (b) end on the date on which the Executive’s employment terminates pursuant to Section 13 (the “Termination Date”).  Notwithstanding the foregoing, the effectiveness of this Agreement is subject to the consummation of the IPO, and this Agreement will be void ab initio and of no force and effect if the IPO is not consummated.

3.          Position and Duties.  The Executive will serve as General Counsel and Corporate Secretary of the Company, with such duties and responsibilities as the board of directors of the Company (the “Board”) and the Chief Executive Officer of the Company may from time to time determine and assign to the Executive.  The Executive shall report directly to the Chief Executive Officer.  The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director or manager and in one or more executive offices of any member of the Company Group, provided that the Executive is indemnified for serving in any and all such capacities on the same basis as is provided to other officers and directors of the Company Group.  The Executive will devote the Executive’s best efforts and full business time to the performance of the Executive’s duties and the advancement of the business and affairs of the Company.  “Company Group” means, collectively, the Company and its direct and indirect subsidiaries.

4.          Place of Performance.  In connection with the Executive’s employment by the Company, the Executive will be based at the principal executive offices of the Company or at such other place as the Company and the Executive mutually agree.  Executive will be required to travel (a) regularly to the Company’s places of business and (b) otherwise as appropriate in the performance of Executive’s duties.

5.           Compensation.

(a)          Base Salary.  The Company will pay to the Executive an annual base salary at the rate of $390,000 per year effective October 31, 2021 (as may be increased from time to time, the “Base Salary”).  The Base Salary will be reviewed for increases on the same basis as such salary reviews are made with respect to other executive officers of the Company, but will not be decreased.  The Base Salary will be payable in accordance with the customary payroll practices of the Company.

(b)          Annual Bonus.  For each fiscal year that ends during the Term, the Executive will be eligible to earn an annual bonus (the “Annual Bonus”) in a target amount equal to 60% of the Base Salary (as may be increased from time to time, the “Target Bonus”).  The actual amount of the Annual Bonus, if any, earned for a fiscal year will be determined by the Board based on the achievement of specified Company and/or individual performance criteria, and may exceed or be less than the Target Bonus (and may be zero).  The Target Bonus will be reviewed for increases on the same basis as such target bonus opportunity reviews are made with respect to other executive officers of the Company, but will not be decreased.  The amount of the Annual Bonus, if any, earned for a fiscal year will be determined and paid on or before the time that annual bonuses are paid to other executives of the Company, but not later than March 31 of the following calendar year, subject to the Executive’s employment through such payment date (except as may otherwise be provided in the Severance Plan (as defined in Section 14(b)).

(c)          Equity Awards.  The Executive will be eligible to participate in the Company’s long-term incentive equity grant program as the Board determines in its discretion and in accordance with Company practices from time to time (each award granted to the Executive under such program, an “Equity Award”).

(d)          Other Benefits.  The Executive will be entitled to participate in all of the employee benefit and fringe benefit plans and arrangements that are generally available to senior executives of the Company, on terms and conditions no less favorable to the Executive than those applying to other senior executives of the Company generally.

(e)          Vacation; Holidays.  The Executive will be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies in effect for senior executives of the Company, which will be taken at reasonable times.  The Executive will be subject to the Company’s policies as in effect from time to time regarding vacations and accrued time off.  As of the Effective Time, such policies provide that the Executive must take vacation or personal time off on an ad hoc basis and is not entitled to any accrual thereof.

(f)          Withholding Taxes and Other Deductions.  To the extent required by law, the Company will withhold from any payments due the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

6.          Expenses.  The Executive will be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, provided that all such expenses are accounted for in accordance with the policies and procedures established by the Company.

7.           Confidential Information; Intellectual Property.

(a)          Confidential Information.

(i)          The Executive acknowledges that the continued success of the Company Group depends upon the use and protection of a large body of confidential and proprietary information belonging to one or more members of the Company Group.  All such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form, and whether or not specifically labeled or identified as “confidential”) that is (x) not publicly or generally known (but for purposes of clarity, Confidential Information will never exclude any such information that becomes known to the public because of the Executive’s unauthorized disclosure) and (y) related to the Company Group’s (including any of their predecessors’ prior to being acquired by the Company) current or potential business, including, but not limited to, the information, observations, and data obtained by the Executive during the course of the Executive’s service to the Company Group and its predecessors concerning the business and affairs of the Company Group and its predecessors concerning (A) acquisition opportunities in or reasonably related to the Company Group’s business or industry of which the Executive becomes aware prior to or during the Term, (B) identities and requirements of, contractual arrangements with, and other information regarding the Company Group’s employees (including personnel files and other information), suppliers, distributors, customers, independent contractors, third-party payors, providers, or other business relations and their confidential information, (C) internal business information, including development, transition, and transformation plans, methodologies and methods of doing business, strategic, staffing, training, marketing, promotional, sales, and expansion plans and practices, including plans regarding planned and potential sales, historical and projected financial information, budgets and business plans, risk management practices, negotiation strategies and practices, opinion leader lists and databases, customer service approaches, integration processes, new and existing programs and services, cost, rate, and pricing structures and terms, and requirements and costs of providing service, support, and equipment, (D) trade secrets, technology, know-how, compilations of data and analyses, operational processes, compliance requirements and programs, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data, and data bases, (E) computer software, including operating systems, applications, and program listings, (F) devices, discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, photographs, reports, and all similar or related information (whether or not patentable and whether or not reduced to practice), (G) copyrightable works, (H) intellectual property of every kind and description and (I) all similar and related information in whatever form.

(ii)         The Executive acknowledges that the Confidential Information obtained or learned by the Executive during the Term from the Company Group concerning its business or affairs is its property.  Therefore, the Executive will not disclose to any unauthorized person or use for the Executive’s own account any of such Confidential Information, whether or not developed by the Executive, without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act, (ii) is required to be disclosed pursuant to any applicable law or court order, (iii) is disclosed in confidence to a federal, state or local government official or to an attorney solely to report or investigate a suspected violation of law, or (iv) is disclosed under seal in a complaint or other document filed in a lawsuit or other proceeding without fear of prosecution, liability or retaliation provided the Executive so discloses in strict adherence with 18 U.S.C. §1833.  The Executive will take reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft and agrees to deliver to the Company at the end of the Term, or at any other time the Company Group may request in writing, all copies and embodiments, in whatever form, of memoranda, notes, plans, records, reports, studies, and other documents and data, relating to the business or affairs of the Company Group (including, without limitation, all Confidential Information and Work Product) that the Executive may then possess or have under the Executive’s control.

(b)          Intellectual Property.  The Executive acknowledges that all intellectual property, including all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work, and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information, and all similar or related information (whether or not patentable) that relate to the Company Group’s actual or anticipated business, research, and development or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by the Executive (whether alone or jointly with others) during the Term, including any of the foregoing that constitutes any proprietary information or records (“Work Product”), belong to the applicable member of the Company Group.  Any copyrightable work prepared in whole or in part by the Executive in the course of the Executive’s work for any of the foregoing entities will be deemed a “work made for hire” to the maximum extent permitted under copyright laws, and the Company will own all rights therein.  To the extent any such copyrightable work or the intellectual property rights in the Work Product is not a “work made for hire,” the Executive hereby assigns (with retrospective effect from the Effective Date) and agrees to assign to the applicable member of the Company Group all right, title and interest, including, without limitation, copyright and all other intellectual property rights, in and to such copyrightable work and other Work Product.  The Executive will promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership by the Company Group (including, without limitation, assignments, consents, powers of attorney, and other instruments).  To the extent state law where the Executive resides requires it, the Executive is notified that no provision in this Agreement requires the Executive to assign any of the Executive’s rights to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (a) the invention relates at the time of conception or reduction to practice of the invention, (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work you performed for the Company.  If the Executive has any inventions or improvements relevant to the Executive’s work for the Company which were made, conceived, or first reduced to practice by the Executive (alone or with others) prior to becoming employed by the Company or its predecessor, in order to remove such inventions or improvements from the assignment provisions in this Section 7(b) the Executive is instructed to identify any and all such inventions or improvements on Schedule A attached hereto.  If the Executive has no such inventions or improvements, the Executive is asked to initial in the box above the Executive’s signature.  If the Executive does not identify any such inventions or improvements on Schedule A, the Executive represents that there are no such inventions or improvements.  If the Executive discloses, uses or incorporates any of the retained inventions specified in Schedule A into any product, service or other work product of the Company without the prior written agreement of the Company, the Executive thereby grants to the Company a perpetual, nonexclusive, royalty-free, fully paid up, irrevocable, worldwide license, including the right to sublicense others, to exercise all intellectual property rights and rights of publicity and/or privacy in such retained inventions which were the subject of such disclosure, use or incorporation without the prior written agreement with the Company.

(c)          Conflict.  In case of a conflict between this Section 7 and any obligations of the Executive under Company Group policies or any agreement between the Executive and any member of the Company Group, this Section 7 will control.

8.          Non-Competition; Non-Solicitation.

(a)          Non-Competition.  The Executive acknowledges that the Executive’s employment responsibilities provide the opportunity to be introduced to, become familiar with and learn information about the Company Group’s Confidential Information and provides a competitive advantage to the Company Group, and that during employment the Executive will provide unique services to the Company Group.  The Executive agrees further that given the nature of the Company Group’s business, the Executive can provide services from virtually any geographic location.  Therefore, during the Term, and for the balance of the Restricted Period if the Executive’s employment terminates other than under Change-in-Control Circumstances, the Executive will not, individually or for or on behalf of any other person or entity, enter into or accept an employment position, provide services to, consult with, or engage in any other business arrangement with an organization or person that competes with, or that holds a non-passive investment in any company that competes with, the Company Group; provided that the Executive is not prohibited from engaging in passive investments of not more than 3% of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market.

(b)          Non-Solicitation.  During the Term, and for the balance of the Restricted Period if the Executive’s employment terminates other than under Change-in-Control Circumstances, the Executive will not, individually or for or on behalf of any other person or entity, (i) directly or indirectly solicit, employ or retain, or have, cause or assist any other person or entity to solicit, employ or retain, any person who is (or was during the preceding six months) employed or engaged by the Company Group or (ii) call on, solicit or service any customer, supplier, licensee, licensor, representative, agent or other business relation of the Company Group in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with the Company Group, or in any way interfere with the relationship between the Company Group and any such customer, supplier, licensee, licensor, representative, agent or business relation.

(c)          Definitions.  For purposes of this Section 8, “Restricted Period” means the period commencing on the Effective Date and ending on the first anniversary of the Termination Date; and “Change-in-Control Circumstances” has the meaning given to it in the Severance Plan.

(d)          Employment Termination under Change-in-Control Circumstances.  In case of termination of the Executive’s employment under Change-in-Control Circumstances and for any reason other than termination by the Company for Cause, the restrictions set forth in this Section 8 will terminate on the Termination Date, provided that in any event for the duration of the Restricted Period the Executive may not engage in either the competitive activities described in Section 8(a) or in the solicitation activities described in Section 8(b) by or through the material use of any Confidential Information.

(e)          Conflict.  In case of a conflict between this Section 8 and any obligations of the Executive under Company Group policies or any agreement between the Executive and any member of the Company Group, this Section 8 will control.

9.          Non-Disparagement.  The Executive shall not disparage the Company Group, any of its products or practices, or any of its directors, officers, stockholders or affiliates (each in their capacities as such), either orally or in writing, at any time; provided, however, that the Executive may (a) confer in confidence with the Executive’s spouse or legal representatives, (b) make truthful statements as required by law or when requested by a governmental, regulatory or similar body or entity, and (c) make truthful statements in the course of performing the Executive’s duties to the Company.

10.          Permitted Activities.  Nothing in this Agreement will prohibit the Executive from reporting possible violations of federal or state law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.  The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.  Notwithstanding anything to the contrary contained herein, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of Confidential Information that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document that is filed in a lawsuit or other proceeding.  If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s Confidential Information to the Executive’s attorney and use the Confidential Information in the court proceeding if the Executive (A) files any document containing the trade secret under seal and (B) does not disclose the Confidential Information, except as permitted by law or otherwise pursuant to court order.

11.          Reasonableness of Restraints; Blue Pencil.  The Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement, and acknowledges the necessity of such restraints for the reasonable and proper protection of the Company Group’s Confidential Information, business strategies, employee and customer relationships and goodwill now existing or to be developed in the future.  If a final and non-appealable judicial determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against the Executive, such provision(s) will not be rendered void but will be deemed modified to the minimum extent necessary to remain in full force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction.  However, notwithstanding the foregoing, the parties acknowledge that (i) during the Term the Executive may relocate and applicable law governing restrictive employment covenants may change, and (ii) it is the intent of the parties not to violate applicable law, and accordingly any covenants or restrictions herein are void to the extent they violate applicable law.

12.         Injunctive Relief.  The Executive acknowledges and agrees that if any of the provisions of Sections 7 through 9 are proven to have been violated by the Executive, the Company Group will immediately and irreparably be harmed, will not have an adequate remedy at law and will be entitled to seek immediate relief enjoining such violation or threatened violation (including, without limitation, temporary and permanent injunctions and/or a decree of specific performance) in any court or judicial body having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security.

13.          Termination of Employment.

(a)          Death.  The Executive’s employment hereunder will terminate upon the Executive’s death.

(b)          By the Company.  The Company may terminate the Executive’s employment hereunder under the following circumstances:

(i)          The Company may terminate the Executive’s employment hereunder for Disability.  “Disability” means the Executive’s substantial inability, due to a physical or mental condition, to perform essential functions of the Executive’s position, with or without accommodation, for a period of three consecutive months or for shorter periods aggregating three months during any six‐month period.

(ii)          The Company may terminate the Executive’s employment hereunder with Cause.  Subject to Section 13(d), “Cause” means that the Executive: (A) is convicted of or pleads no contest to committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude that manifestly indicates that the Executive is unfit for a role of substantial leadership responsibility; (B) willfully fails to perform the Executive’s material duties as an employee more than 10 days after the Company gives the Executive written notice; or (C) willfully breaches any material obligations to the Company Group (i) under this Agreement or (ii) related to the failure to follow the Company Group’s lawful policies.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote (which cannot be delegated) of not less than three‐quarters of the Board at a meeting of the Board called and held for such purpose (and after 72 hours’ notice of the Executive’s right to appear and be heard before the Board’s vote), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct set forth in such applicable clause specifying the details thereof.

(iii)        The Company, in the sole discretion of the Board, may terminate the Executive’s employment hereunder at any time other than for Disability or Cause, for any reason or for no reason at all.

(c)          By the Executive.  The Executive may terminate the Executive’s employment hereunder at any time, with or without Good Reason.  Subject to the notice requirements of Section 13(d), “Good Reason” means the occurrence of any of the following events without the Executive’s written consent:

(A)          the Company materially breaches this Agreement or any other legal or contractual obligation to the Executive in any material respect;

(B)          the Executive’s job duties, position, status, or reporting relationship (i.e. the position to which the Executive reports, not the individual) is materially reduced, and without limiting other instances, Good Reason is deemed to occur if, following a Change in Control (as defined in the Company’s 2021 Omnibus Incentive Plan), the Executive does not have the same job duties, position, status, and reporting relationship with respect to the acquiror or Surviving Company or Parent Company (as defined in the Company’s 2021 Omnibus Incentive Plan) following the Change in Control as the Executive had with respect to the Company before the Change in Control;

(C)          the Company reduces the Base Salary or Annual Bonus target (but excluding discretionary supplemental bonuses, if any); or

(D)          the Company requires the Executive to relocate the Executive’s principal residence by more than 20 miles, or assigns duties to the Executive that are impracticable to perform without relocating the Executive’s principal residence by more than 20 miles.

(d)          Notice of Termination.  Any termination of the Executive’s employment by the Company for Cause or termination by the Executive for Good Reason will be communicated by written notice of termination to the other party hereto in accordance with Section 15.  Any such notice of termination shall identify the event or factual basis for the claimed Cause or Good Reason and be sent to the other party within 45 days after the Company or the Executive, as the case may be, first has knowledge of the event or facts which give rise to Cause or Good Reason, with sufficient specificity to allow the Company or the Executive, as the case may be, to cure the event or facts.  Cause or Good Reason as specified in such notice of termination will not exist unless the Executive fails to cure the event(s) or facts which the Company claims to give rise to Cause as alleged in the notice (or the Company fails to cure the event(s) or facts which the Executive claims to give rise to Good Reason as alleged in the notice), in either case within 30 days after receiving such notice (if the event(s) or facts are curable), and the Executive actually resigns the Executive’s employment within 90 days after the end of such 30‐day cure period, in the case of resignation for Good Reason, or the Company actually terminates the Executive’s employment within 90 days after the end of such 30‐day cure period, in the case of termination for Cause (provided that the 90-day resignation or termination period shall run from the date of the notice if the event(s) or facts giving rise to Cause or Good Reason are not curable).

(e)          Termination of All Positions.  Upon termination of the Executive’s employment for any reason, the Executive will have been deemed to resign, as of the Termination Date or such other date requested by the Company, from the Executive’s position on the Board, if applicable, and all committees thereof (and, if applicable, from the board of directors or similar governing bodies (and all committees thereof) of all other members of the Company Group) and from all other positions and offices that the Executive then holds with the Company Group.

14.          Compensation Upon Termination.

(a)          Accrued Obligations.  If the Executive’s employment hereunder is terminated for any reason, the Company will pay or provide the following accrued amounts (the “Accrued Obligations”) to the Executive or to the Executive’s estate (or as may be directed by the legal representatives of the estate), as the case may be, (x) not later than 30 days after the Termination Date in the case of the payments referred to in clause (i) below (or earlier as required by law), (y) at the time that such amount would otherwise be paid to the Executive but for such termination of employment in the case of the payment referred to in clause (ii) below, and (z) at the time when such payments are due in the case of the payments referred to in clause (iii) below:

(i)          the Base Salary through the Termination Date;

(ii)         other than following a termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason, the Annual Bonus, if any, earned but not yet paid for the fiscal year preceding the fiscal year in which the Termination Date occurs;

(iii)         to the extent not previously paid or provided, any other amounts or benefits required to be paid or provided as of the Termination Date or that the Executive is eligible to receive at the Termination Date in accordance with the terms of any plan, program, policy, practice, contract or agreement of the Company Group (other than any severance plan, program, policy, practice, contract or agreement); it being understood, however, that, unless otherwise specified elsewhere in this Agreement or in the other such plan, program, policy, practice, contract or agreement because of the nature of the termination, no amounts or benefits will vest as a result of the termination, and employee benefits will cease to accrue as of the Termination Date.

(b)         Severance Plan.  If the Company terminates the Executive’s employment without Cause, or if the Executive terminates the Executive’s employment for Good Reason, the Executive will be entitled to receive the payments and benefits (in addition to the Accrued Obligations) determined in accordance with, and subject to the terms and conditions set forth in, the HireRight Holdings Corporation U.S.  Executive Severance Plan (the “Severance Plan”), provided that (i) the Executive is a Management Committee Employee as defined in the Severance Plan, (ii) the Service Condition described in Section 4(c) of the Severance Plan does not apply to the Executive, and (iii) the requirements of the Compliance Condition described in Section 4(b) of the Severance Plan are subject in all respects to this Agreement.  The Executive is not required to mitigate amounts payable or benefits provided under the Severance Plan and the payments and benefits under the Severance Plan will not be reduced or offset in respect of any compensation or earnings from any subsequent employment or endeavor by the Executive.  A copy of the Severance Plan as in effect on the date of this Agreement is attached as Exhibit 1 to this Agreement and in such form constitutes a contractual obligation of the Company to the Executive, which obligation will survive changes to, or termination of, the Severance Plan.  Notwithstanding the foregoing, if at any time or from time to time the Severance Plan as in effect on the date of this Agreement is improved or replaced with more favorable severance arrangements made available to other Management Committee Employees, the Executive will be entitled to the benefits of such improved version of the Severance Plan or more favorable arrangements.

15.         Notices.  All notices, demands, requests or other communications required or permitted to be given or made hereunder will be in writing and will be delivered, emailed or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a)          If to the Company:

HireRight Holdings Corporation
100 Centerview Drive
Suite 300
Nashville, Tennessee 37214
Attention: General Counsel

with a copy (which will not constitute notice) to:  Chief Human Resources Officer;

(b)          If to the Executive, to the Executive’s most recent address on the payroll records of the Company;

or to such other address as may be designated by either party in a notice to the other.  Each notice, demand, request or other communication that will be given or made in the manner described above will be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of delivery) or at such time as delivery is refused by the addressee upon presentation.

16.         Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect.

17.         Survival.  The provisions of Sections 7 through 9 will survive the termination of this Agreement and any termination of employment of the Executive.  In addition, all obligations of the Company to make payments hereunder will survive any termination of this Agreement on the terms and conditions set forth herein.

18.          Successors and Assigns.

(a)          This Agreement is personal to the Executive and will not be assignable by the Executive without the prior written consent of the Company otherwise than by will or the laws of descent and distribution.  This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)          This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)          The Company will require any successor to all or substantially all of the business and/or assets of the Company or any party that acquires control of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.  As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

19.         Advice of Counsel.  Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement.  The Executive acknowledges that he has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.

20.         Binding Effect.  Subject to any provisions hereof restricting assignment, this Agreement will be binding upon the parties hereto and will inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

21.         Amendment; Waiver.  This Agreement will not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto.  Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

22.         Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, will not be deemed to be a part of this Agreement for any purpose and will not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

23.         Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto will be governed by and construed in accordance with the laws of the State of the Executive’s primary residence.

24.         Dispute Resolution; Venue; Attorneys’ Fees and Costs.  Any suit, action or proceeding brought by or against such party in connection with this Agreement will be brought in the state and federal courts of New Castle County, Delaware or, alternatively, the state and county of the Executive’s primary residence, provided that if the Company brings any action or proceeding against the Executive in connection with this Agreement in Delaware, the Executive will be entitled to remove such action or proceeding to the state and county of the Executive’s primary residence and the Company hereby consents to any such removal.  Each party expressly and irrevocably consents and submits to the jurisdiction and venue of each such court in connection with any such legal proceeding, including to enforce any settlement, order or award, and such party agrees to accept service of process by the other party or any of its agents in connection with any such proceeding.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.  If the Executive brings an action to enforce or effect the Executive’s rights under this Agreement and is successful in whole or part, the Company shall pay or reimburse the Executive for all costs and expenses incurred by the Executive in connection with such action, including without limitation the attorney’s fees and costs incurred by counsel to the Executive.

25.         Entire Agreement.  This Agreement (together with the Severance Plan) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, including, without limitation, the letter agreement, dated as of June 1, 2018, by and between General Information Services and the Executive and any Confidentiality, Non-Solicitation and Proprietary Rights Agreement or other agreement addressing the same topics as Sections 7 and 8 of this Agreement.

26.         Section 409A Compliance.  It is the intent of this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so that none of the severance and other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and this Agreement will be interpreted accordingly.  The Executive’s right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii).  The foregoing notwithstanding, the Company will in no event whatsoever be liable for any additional tax, interest or penalty incurred by the Executive as a result of the failure of any payment or benefit to satisfy the requirements of Section 409A of the Code.  Notwithstanding any provision to the contrary in this Agreement, (a) no amount of nonqualified deferred compensation subject to Section 409A of the Code that is payable in connection with the termination of the Executive’s employment will be paid to the Executive unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (b) if the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits will not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (ii) the date of the Executive’s death; provided that upon the earlier of such dates, all payments deferred pursuant to this clause (b) will be paid to the Executive in a lump sum, and any remaining payments due under this Agreement will be paid as otherwise provided herein; (c) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service will be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); and (d) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A of the Code, such reimbursement or benefit will be provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year will not affect the amount of in-kind benefits provided in any other year.

27.         Section 280G of the Code.  If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of a corporation (within the meaning of Section 280G of the Code) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (“Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company will cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (i) payment in full of the entire amount of the Transaction Payment (a “Full Payment”) or (ii) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”) and the Executive will be entitled to payment of whichever amount that will result in a greater after-tax amount for the Executive.  For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company will cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes).  If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (x) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (y) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero) and (z) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.

28.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be an original and all of which will be deemed to constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

HIRERIGHT HOLDINGS CORPORATION:

By:
	Name:	Guy P. Abramo
	Title:	President and CEO

THE EXECUTIVE:
/s/ Brian W. Copple
Brian W. Copple

Schedule A

Retained Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment (which includes my acting as a consultant or part-time employee) by the Company or its predecessors which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company or its predecessors:

Initial in box if No Retained Inventions

Executive’s signature

Exhibit 1

HireRight Holdings Corporation
U.S. Executive Severance Plan

See attached